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                                                             Exhibit 12

           AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
             Computation of Ratio of Earnings to Fixed Charges
                                (Unaudited)


                                                    Six Months Ended
                                                        June 30,
                                                   1998          1997
                                                 (dollars in thousands)
Earnings:

  Income before provision for income
    taxes                                        $149,453      $ 91,733
  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                         241,071       243,347
  Implicit interest in rents                        5,712         6,760

Total earnings                                   $396,236      $341,840

Fixed charges:

  Interest expense (including $23,221
    for 1997 to fund assets held for
    sale)                                        $241,071      $243,347
  Implicit interest in rents                        5,712         6,760

Total fixed charges                              $246,783      $250,107


Ratio of earnings to fixed charges                   1.61          1.37
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